Exhibit 99.2

Mercury Computer Systems Reports Third Quarter Fiscal 2009 Revenues of $50.6 Million

Operating cash flow of $2.5 million

Book-to-bill ratio of 1.14-to-1

GAAP earnings per share from continuing operations of $0.21

Non-GAAP earnings per share from continuing operations of $0.20

CHELMSFORD, Mass. – April 28, 2009 – Mercury Computer Systems, Inc. (NASDAQ: MRCY) reported results for its third quarter of fiscal 2009, which ended March 31, 2009.

The results of Mercury’s Visualization Sciences Group business, which Mercury currently expects to sell by the end of the fourth fiscal quarter, and Mercury’s Visage Imaging business, which was sold during the third fiscal quarter, are included in discontinued operations. Results from prior periods have also been reclassified for comparison purposes. Reclassified quarterly results for fiscal 2008 and the first 3 quarters of fiscal 2009 have been provided in the attached supplemental information.

Third quarter revenues were $50.6 million, an increase of $5.5 million over the second quarter of fiscal 2009. Revenues for the third quarter of fiscal 2009 were approximately equal to the third quarter of the prior fiscal year. Revenues from defense customers increased by $2.2 million over the prior year’s third quarter; however, this increase was offset by a decline in revenue from commercial customers.

GAAP net income for the third quarter was $8.2 million, or $0.36 per share. GAAP net income for the third quarter includes the results of discontinued operations. These consisted of a gain on the sale of Mercury’s Visage Imaging business of $4.2 million, and losses totaling $(0.7) million from the operations of Mercury’s Visage Imaging and Visualization Sciences Group businesses.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A.

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Mercury Reports Third Quarter Fiscal 2009 Revenues of $50.6 Million, Page 2

Third quarter GAAP income from continuing operations was $4.7 million, or $0.21 per share, as compared with a GAAP loss from continuing operations of $(2.2) million, or $(0.10) per share for the prior year’s third quarter.

Third quarter GAAP operating income was $4.7 million and includes approximately $2.0 million in charges, consisting of $1.2 million in stock-based compensation costs, $0.5 million in amortization of acquired intangible assets, and $0.2 million in restructuring expenses. Excluding the impact of these charges, third quarter non-GAAP operating income was $6.7 million, as compared to $3.2 million in the third quarter of the prior year. Third quarter non-GAAP income from continuing operations was $4.5 million. Non-GAAP diluted earnings per share were $0.20 for the third quarter.

Cash flows from operating activities were a net inflow of $2.5 million in the third quarter. Cash, cash equivalents, and marketable securities as of March 31, 2009 were $85.6 million, a decrease of $112.4 million from December 31, 2008. During the quarter ended March 31, 2009, Mercury repurchased $119.7 million aggregate principal amount of its 2.0% Convertible Senior Notes due 2024 from the holders of such notes.

“This was another successful quarter for Mercury,” said Mark Aslett, President and CEO, Mercury Computer Systems. “As part of the portfolio rationalization phase of our strategic turnaround, we have been working toward the goal of divesting all of Mercury’s non-core businesses by the end of fiscal 2009. This quarter, we moved the Visualization Sciences Group – our last remaining non-core business – into discontinued operations in anticipation of its sale, which we currently expect to occur by the end of this fiscal year. We are also treating Visage Imaging, which was sold in the third quarter, as a discontinued operation. As a result, from a reporting standpoint we have finally unmasked the profitability we have been delivering in our core defense business. Mercury’s revenue and earnings for the third quarter exceeded the top end of our guidance range, and Mercury’s earnings grew substantially year over year.”

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A.

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Mercury Reports Third Quarter Fiscal 2009 Revenues of $50.6 Million, Page 3

“As we fast approach the end of a turnaround year, we are making good progress driving further growth in our defense business through new design wins, by expanding our systems integration and services business in ACS, as well as through Mercury Federal,” Mr. Aslett continued. “Although we continue to face challenges in our commercial markets, we currently anticipate strong defense bookings and revenue in the fiscal fourth quarter, as well as solid profitability for the company as a whole. This should enable Mercury to exit the year with significant momentum, positioning us for renewed growth in fiscal 2010.”

Backlog

The Company’s total backlog at the end of the third quarter was $82.3 million, a $7.2 million sequential increase from the second quarter of the current fiscal year, and a $5.0 million decrease from the same quarter last year due to a decline in the Company’s commercial business. Prior-period backlog amounts have been adjusted to reflect Mercury’s Visage Imaging and Visualization Sciences Group businesses as discontinued operations for comparison purposes. Of the current total backlog, $65.4 million represents orders scheduled over the next 12 months. The book-to-bill ratio for the Company’s continuing operations was 1.14 for the third quarter and 1.03 for the nine months ended March 31, 2009.

Revenues by Operating Unit

Advanced Computing Solutions (ACS) — Revenues for the quarter from ACS were $49.4 million, representing an increase of $5.4 million from the second quarter of fiscal 2009. Approximately 74% of ACS revenues for the quarter related to defense business, as compared to approximately 70% in the same quarter last year.

Emerging Businesses — The results for this segment primarily consist of Mercury’s wholly-owned subsidiary Mercury Federal Systems, Inc. (MFS). During the third quarter, MFS secured $5.0 million in bookings and recorded $2.0 million in revenues.

The revenues by operating unit do not include adjustments to eliminate any inter-segment revenues.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A.

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Mercury Reports Third Quarter Fiscal 2009 Revenues of $50.6 Million, Page 4

Business Outlook

This section presents our current expectations and estimates, given current visibility, on our business outlook for the upcoming fiscal quarter. It is possible that actual performance will differ materially from the estimates given - either on the upside or on the downside. Investors should consider all of the risks, including those listed in the Safe Harbor Statement below, with respect to these estimates, and make themselves aware of the risk factors that may impact the Company’s actual performance.

For the fourth quarter of fiscal year 2009, revenues are currently expected to be in the range of approximately $46 million to $48 million. At this range, GAAP earnings from continuing operations per share are currently expected to be in the range of $0.04 to $0.08. Excluding the impact of stock-based compensation costs, amortization of acquired intangible assets, and the difference between expected GAAP and non-GAAP tax rates, fourth quarter fiscal year 2009 non-GAAP earnings per share from continuing operations are currently expected to range from $0.05 to $0.08.

Recent Highlights

January – Mercury announced availability of the Ensemble™ MCH2020 MicroTCA Carrier Hub and a 12-slot MicroTCA Application Platform. The MCH2020 is the third-generation RapidIO switching module within the Ensemble product family, and it can be readily configured with any combination of Ensemble processing AMCs to create a high-performance, real-time computing system. Application developers can use the MicroTCA Application Platform to combine extreme processing density with low-latency, deterministic communications.

January – Mercury announced that it was selected by Lockheed Martin’s Surface/Sea-based Missile Defense line of business to provide the PowerStream® 7000 system for a new state-of-the-art radar system designed to support multiple naval missions including air surveillance, cruise missile defense, sea-based ballistic missile defense, counter target acquisition, and littoral, or shoreline, operations.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A.

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Mercury Reports Third Quarter Fiscal 2009 Revenues of $50.6 Million, Page 5

January – Mercury announced that it signed a definitive agreement and closed on the sale of its wholly-owned subsidiaries, Visage Imaging®, Inc. and its affiliate Visage Imaging GmbH, to Australia-based Pro Medicus Limited. Pro Medicus offers a range of enterprise-wide technology solutions to large medical corporations and individual medical group practices, and will integrate the Visage® Client/Server and PACS solutions, and the amira® 3D visualization software, with its Digital Imaging portfolio that includes Radiology Information Systems (RIS).

January – Mercury announced the OpenVPX™ Industry Working Group, an independent association being formed through the alliance of more than 10 leading defense prime contractors and COTS (commercial off-the-shelf) systems developers striving to solve the interoperability issues of VPX system architectures. The key outcome of this group, a completed system specification (formerly referred to as a System Design Guide), will be contributed to the VITA Standards Organization (VSO).

March – Mercury announced on behalf of the OpenVPX Industry Working Group that membership to the OpenVPX Technical Working Group is open to any COTS defense contractor or embedded computing supplier in good standing with the VSO, and committed to the OpenVPX Industry Working Group’s mission and aggressive schedule for completion of a system specification.

March – Mercury announced that it is exercising its right to redeem the remaining outstanding balance of $5,312,000 of its 2% Convertible Senior Notes due May 1, 2024 (the “Notes”). The Notes will be redeemed on May 1, 2009 at a redemption price equal to 100% of the principal amount, together with interest accrued to the Redemption Date. The redemption is being made solely pursuant to Mercury Computer Systems’ Notice of Full Optional Redemption dated March 31, 2009, which will be delivered to the holders of the Notes by U.S. Bank, the trustee under the indenture governing the Notes.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A.

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Mercury Reports Third Quarter Fiscal 2009 Revenues of $50.6 Million, Page 6

Conference Call Information

Mercury will host a conference call on Tuesday, April 28, 2009 at 5:00 p.m. EDT to discuss the third quarter fiscal 2009 results and review the financial and business outlook for the remainder of the year.

To listen to the conference call, dial (888) 668-1636 in the USA and Canada, and (913) 312-1498 for all other countries. The conference code number is 5229413. Please call five to ten minutes prior to the scheduled start time. This call will also be broadcast live over the web at www.mc.com/investor under Financial Events.

A replay of the call by telephone will be available from approximately 8:00 p.m. EDT on Tuesday, April 28 through 8:00 p.m. EDT on Friday, May 8. To access the replay, dial (888) 203-1112 in the USA and Canada, and (719) 457-0820 for all other countries. Enter access code 5229413. A replay of the webcast of the call will be available for an extended period of time on the Financial Events page of the Company’s website at www.mc.com/investor.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides non-GAAP financial measures adjusted to exclude certain non-cash and other specified charges, which the Company believes are useful to help investors better understand its past financial performance and prospects for the future. However, the presentation of non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Management believes these non-GAAP financial measures assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with their corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. A reconciliation of GAAP to non-GAAP financial results discussed in this press release is contained in the attached exhibits.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A.

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Mercury Reports Third Quarter Fiscal 2009 Revenues of $50.6 Million, Page 7

Mercury Computer Systems, Inc. – Where Challenges Drive Innovation™

Mercury Computer Systems (www.mc.com, NASDAQ: MRCY) provides embedded computing systems and software that combine image, signal, and sensor processing with information management for data-intensive applications. With deep expertise in optimizing algorithms and software and in leveraging industry-standard technologies, we work closely with customers to architect comprehensive, purpose-built solutions that capture, process, and present data for defense electronics, homeland security, and other computationally challenging commercial markets. Our dedication to performance excellence and collaborative innovation continues a 25-year history in enabling customers to gain the competitive advantage they need to stay at the forefront of the markets they serve.

Mercury is based in Chelmsford, Massachusetts, and serves customers worldwide through a broad network of direct sales offices, subsidiaries, and distributors.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to fiscal 2009 business performance and beyond and the Company’s plans for growth and improvement in profitability and cash flow. You can identify these statements by the use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, continued funding of defense programs, the timing of such funding, changes in the U.S. Government’s interpretation of federal procurement rules and regulations, market acceptance of the Company’s products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, timing and costs associated with disposing of businesses, and difficulties in retaining key customers. These risks and uncertainties also include such additional risk factors as are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2008. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

# # #

Contact:

Robert Hult, CFO, Mercury Computer Systems, Inc.

978-967-1990

Challenges Drive Innovation, Ensemble, and OpenVPX are trademarks, and PowerStream is a registered trademark of Mercury Computer Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A.

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MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2009	June 30, 2008
Assets
Current assets:
Cash and cash equivalents	$40,584	$59,045
Marketable securities	—	60,205
Accounts receivable, net	33,811	29,995
Inventory	18,890	24,202
Prepaid expenses and other current assets	3,261	7,862
Current assets of discontinued operations	1,742	4,534

Total current assets	98,288	185,843

Marketable securities	44,981	47,231
Option to sell auction rate securities at par	5,194	—
Property and equipment, net	8,539	10,053
Goodwill	57,653	57,653
Acquired intangible assets, net	3,371	4,718
Other non-current assets	3,874	5,520
Non-current assets of discontinued operations	7,989	27,532

Total assets	$229,889	$338,550

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$13,607	$13,647
Accrued expenses	6,391	8,674
Accrued compensation	8,581	8,249
Notes payable	5,312	125,000
Borrowings under line of credit and current capital lease obligation	33,426	277
Income taxes payable	1,020	580
Deferred revenues and customer advances	7,048	10,521
Current liabilities of discontinued operations	7,816	12,810

Total current liabilities	83,201	179,758

Notes payable and non-current capital lease obligations	7	18
Accrued compensation	—	1,709
Deferred tax liabilities, net	83	285
Deferred gain on sale-leaseback	8,159	9,027
Other non-current liabilities	1,187	919
Non-current liabilities of discontinued operations	9	322

Total liabilities	92,646	192,038

Shareholders’ equity:
Common stock	222	220
Additional paid-in capital	104,906	100,268
Retained earnings	30,357	40,575
Accumulated other comprehensive income	1,758	5,449

Total shareholders’ equity	137,243	146,512

Total liabilities and shareholders’ equity	$229,889	$338,550

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended March 31,		Nine months ended March 31,
	2009	2008	2009	2008
Net revenues	$50,563	$50,674	$140,497	$140,572
Cost of revenues (1)	21,380	22,308	60,983	57,611

Gross profit	29,183	28,366	79,514	82,961

Operating expenses:
Selling, general and administrative (1)	12,584	16,685	38,666	49,097
Research and development (1)	11,118	11,992	33,001	34,548
Amortization of acquired intangible assets	498	1,291	1,955	3,871
Restructuring	239	1,054	713	1,253

Total operating expenses	24,439	31,022	74,335	88,769

Income (loss) from operations	4,744	(2,656)	5,179	(5,808)
Interest income	239	1,541	1,920	5,753
Interest expense	(497)	(839)	(2,280)	(2,522)
Other income (expense), net	317	476	120	995

Income (loss) from continuing operations before income taxes	4,803	(1,478)	4,939	(1,582)

Income tax expense	101	732	101	1,916

Income (loss) from continuing operations	4,702	(2,210)	4,838	(3,498)
Loss from discontinued operations, net of tax	(704)	(3,429)	(19,696)	(11,536)
Gain on disposal of discontinued operations, net of tax	4,152	—	4,640	—

Net income (loss)	$8,150	$(5,639)	$(10,218)	$(15,034)

Basic earnings (loss) per share:
Income (loss) from continuing operations	$0.21	$(0.10)	$0.22	$(0.16)
Loss from discontinued operations	(0.03)	(0.16)	(0.89)	(0.54)
Gain on disposal of discontinued operations	0.19	—	0.21	—

Net income (loss) per share	$0.37	$(0.26)	$(0.46)	$(0.70)

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.21	$(0.10)	$0.22	$(0.16)
Loss from discontinued operations	(0.03)	(0.16)	(0.88)	(0.54)
Gain on disposal of discontinued operations	0.18	—	0.20	—

Net income (loss) per share	$0.36	$(0.26)	$(0.46)	$(0.70)

Weighted average shares outstanding:
Basic	22,208	21,689	22,113	21,590

Diluted	22,486	21,689	22,374	21,590

(1) Includes stock-based compensation expense, which was allocated as follows:

Cost of revenues	$69	$228	$278	$475
Selling, general and administrative	$877	$1,919	$3,391	$5,999
Research and development	$276	$573	$1,001	$1,655

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three months ended March 31,		Nine months ended March 31,
	2009	2008	2009	2008
Cash flows from operating activities:
Net income (loss)	$8,150	$(5,639)	$(10,218)	$(15,034)
Depreciation and amortization	2,074	4,254	7,493	12,132
Impairment of goodwill and long-lived assets	—	—	14,555	—
Other non-cash items, net	(3,936)	4,002	(875)	11,972
Changes in operating assets and liabilities	(3,802)	6,973	(3,099)	2,191

Net cash provided by operating activities	2,486	9,590	7,856	11,261

Cash flows from investing activities:
Sales of marketable securities, net	117,923	33,601	60,295	55,549
Purchases of property and equipment, net	(969)	(1,282)	(3,188)	(3,016)
Proceeds from liquidation of insurance policies	—	—	831	324
Proceeds from sale of discontinued operations	819	—	819	—
Acquisitions, net of cash acquired, and acquired intangible assets	—	—	—	(2,400)

Net cash provided by investing activities	117,773	32,319	58,757	50,457

Cash flows from financing activities:
Proceeds from employee stock option and purchase plans	—	1	413	1,146
Repurchases of common stock	(107)	(167)	(404)	(516)
Borrowings under line of credit	1,906	—	33,316	—
Payments of principal under notes payable	(119,688)	—	(119,688)	—
Payments under capital lease	(43)	(30)	(178)	(91)
Gross tax windfall from stock-based compensation	151	—	601	226

Net cash (used in) provided by financing activities	(117,781)	(196)	(85,940)	765

Effect of exchange rate changes on cash and cash equivalents	148	(103)	866	218

Net increase (decrease) in cash and cash equivalents	2,626	41,610	(18,461)	62,701

Cash and cash equivalents at beginning of period	37,958	72,384	59,045	51,293

Cash and cash equivalents at end of period	$40,584	$113,994	$40,584	$113,994

UNAUDITED SUPPLEMENTAL INFORMATION—RECONCILIATION OF GAAP TO NON-GAAP MEASURES

The Company provides non-GAAP operating income (losses), non-GAAP income (losses) from continuing operations, and non-GAAP basic and diluted earnings (losses) from continuing operations per share as supplemental measures to GAAP regarding the Company’s operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such a Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company’s shares, risk-free interest rates and the expected term and forfeiture rates of the awards. In accordance with SFAS No. 123R, stock-based compensation expense is calculated as of the grant date of each stock-based award, and generally cannot be changed or influenced by management after the grant date. Management believes that exclusion of these expenses allows comparisons of operating results that are consistent with periods prior to the Company’s adoption of SFAS No. 123R, and allows comparisons of the Company’s operating results to those of other companies, both public, private or foreign, that either are not required to adopt SFAS No. 123R, or disclose non-GAAP financial measures that exclude stock-based compensation.

Amortization of acquired intangible assets. The Company incurs amortization of intangibles related to various acquisitions it has made in recent years. These intangible assets are valued at the time of acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Management believes that exclusion of these expenses allows comparisons of operating results that are consistent over time for both our newly-acquired and long-held businesses.

Restructuring. The Company incurs restructuring charges in connection with management’s decisions to undertake certain actions to realign operating expenses through workforce reductions and the closure of certain Company facilities, businesses and product lines. Management believes this item is outside the normal operations of the Company’s business and is not indicative of ongoing operating results, and that exclusion of this expense allows comparisons of operating results that are consistent across past, present and future periods.

Inventory Writedown. The Company incurred a significant inventory writedown in the third quarter of fiscal 2008, resulting from the closure of one of its businesses. Management believes this item was outside the normal operations of the Company’s business and is not indicative of ongoing operating results, and that exclusion of this writedown allows comparisons of operating results that are consistent across past, present and future periods.

Tax valuation allowance. The Company records a tax valuation allowance as an expense item when it is “more likely than not” per FAS 109 criteria that the Company will not reap the benefits of the deferred tax assets (future deductible amounts derived from temporary differences between book and taxable income). Management believes these allowances are not indicative of ongoing operating results, and that exclusion of this expense item allows comparisons of operating results that are consistent across past, present and future periods.

Adjustments for related tax impact. Finally, for purposes of calculating non-GAAP net income (losses) from continuing operations and non-GAAP basic and diluted earnings (losses) from continuing operations per share, management adjusts the (benefit) provision for income taxes to tax effect the non-GAAP adjustments described above as they have a significant impact on the Company’s income tax (benefit) provision.

Management excludes the above-described items and their related tax impact from its internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the Company’s board of directors, determining the portion of bonus compensation for executive officers and other key employees based on operating performance, evaluating short-term and long-term operating trends in the Company’s operations, and allocating resources to various initiatives and operational requirements. The Company believes that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making.

(in thousands, except per share data)

	Three months ended March 31,		Nine months ended March 31,
	2009	2008	2009	2008
Income (loss) from operations	$4,744	$(2,656)	$5,179	$(5,808)
Stock-based compensation	1,222	2,720	4,670	8,129
Amortization of acquired intangible assets	498	1,291	1,955	3,871
Restructuring	239	1,054	713	1,253
Inventory writedown	—	792	—	792

Non-GAAP income from operations	$6,703	$3,201	$12,517	$8,237

	Three months ended March 31,		Nine months ended March 31,
	2009	2008	2009	2008
Income (loss) from continuing operations	$4,702	$(2,210)	$4,838	$(3,498)
Stock-based compensation	1,222	2,720	4,670	8,129
Amortization of acquired intangible assets	498	1,291	1,955	3,871
Restructuring	239	1,054	713	1,253
Inventory writedown	—	792	—	792
Tax valuation allowance and tax impact of excluding the above items	(2,198)	(582)	(4,073)	(1,823)

Non-GAAP income from continuing operations	$4,463	$3,065	$8,103	$8,724

Non-GAAP income from continuing operations per share:
Basic	$0.20	$0.14	$0.37	$0.40

Diluted	$0.20	$0.14	$0.36	$0.40

Non-GAAP weighted average shares outstanding:
Basic	22,208	21,689	22,113	21,590

Diluted	22,486	22,039	22,374	21,948

UNAUDITED SUPPLEMENTAL INFORMATION—QUARTERLY CONSOLIDATED STATEMENTS OF

OPERATIONS RECLASSIFIED TO REFLECT DISCONTINUED OPERATIONS

The following quarterly consolidated statements of operations have been reclassified to reflect the following businesses of the Company as discontinued operations:

•	Embedded Systems and Professional Services, a subsidiary of Visage Imaging — sold during the quarter ended June 30, 2008

•	SolMap Pharmaceuticals — sold during the quarter ended September 30, 2008

•	Visage Imaging — sold during the quarter ended March 31, 2009

•	Visualization Sciences Group — expected to be sold during the quarter ended June 30, 2009

The Company's former Avionics and Unmanned Systems Group (AUSG) business, which the Company divested through licensing technology and transitioning support to Honeywell during the quarter ended June 30, 2008, did not qualify for treatment as discontinued operations. As a result, the historical operating results of AUSG are included in continuing operations in the consolidated statements of operations.

									Nine Months Ended March 31, 2009
	Three Months Ended				Year Ended June 30, 2008	Three Months Ended
	September 30, 2007	December 31, 2007	March 31, 2008	June 30, 2008		September 30, 2008	December 31, 2008	March 31, 2009
Net revenues	$42,681	$47,217	$50,674	$49,636	$190,208	$44,840	$45,094	$50,563	$140,497
Cost of revenues (1)	16,089	19,214	22,308	22,660	80,271	19,913	19,690	21,380	60,983

Gross profit	26,592	28,003	28,366	26,976	109,937	24,927	25,404	29,183	79,514
Operating expenses:
Selling, general and administrative (1)	15,219	17,193	16,685	13,987	63,084	12,085	13,997	12,584	38,666
Research and development (1)	11,421	11,135	11,992	10,686	45,234	10,251	11,632	11,118	33,001
Amortization of acquired intangible assets	1,290	1,290	1,291	1,275	5,146	1,010	447	498	1,955
Impairment of goodwill and long-lived assets	—	—	—	561	561	—	—	—	—
Gain on sale of long-lived and other assets	—	—	—	(3,151)	(3,151)	—	—	—	—
Restructuring	7	192	1,054	3,201	4,454	239	235	239	713

Total operating expenses	27,937	29,810	31,022	26,559	115,328	23,585	26,311	24,439	74,335

Income (loss) from operations	(1,345)	(1,807)	(2,656)	417	(5,391)	1,342	(907)	4,744	5,179
Interest income	2,103	2,109	1,541	736	6,489	995	686	239	1,920
Interest expense	(844)	(839)	(839)	(838)	(3,360)	(838)	(945)	(497)	(2,280)
Other income (expense), net	365	154	476	540	1,535	(146)	(51)	317	120

Income (loss) from continuing operations before income taxes	279	(383)	(1,478)	855	(727)	1,353	(1,217)	4,803	4,939
Income tax expense (benefit)	1,447	(263)	732	1,226	3,142	—	—	101	101

Income (loss) from continuing operations	(1,168)	(120)	(2,210)	(371)	(3,869)	1,353	(1,217)	4,702	4,838
Loss from discontinued operations, net of tax	(2,140)	(5,967)	(3,429)	(19,003)	(30,539)	(3,129)	(15,863)	(704)	(19,696)
Gain (loss) on disposal of discontinued operations, net of tax	—	—	—	(1,005)	(1,005)	472	16	4,152	4,640

Net income (loss)	$(3,308)	$(6,087)	$(5,639)	$(20,379)	$(35,413)	$(1,304)	$(17,064)	$8,150	$(10,218)

Basic earnings (loss) per share:
Income (loss) from continuing operations	$(0.05)	$(0.00)	$(0.10)	$(0.02)	$(0.18)	$0.06	$(0.05)	$0.21	$0.22
Loss from discontinued operations	(0.10)	(0.28)	(0.16)	(0.87)	(1.41)	(0.14)	(0.72)	(0.03)	(0.89)
Gain on disposal of discontinued operations	—	(0.00)	—	(0.05)	(0.05)	0.02	0.00	0.19	0.21

Net income (loss) per share	$(0.15)	$(0.28)	$(0.26)	$(0.94)	$(1.64)	$(0.06)	$(0.77)	$0.37	$(0.46)

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.05)	$—	$(0.10)	$(0.02)	$(0.18)	$0.06	$(0.05)	$0.21	$0.22
Loss from discontinued operations	(0.10)	(0.28)	(0.16)	(0.87)	(1.41)	(0.14)	(0.72)	(0.03)	(0.88)
Gain on disposal of discontinued operations	—	—	—	(0.05)	(0.05)	0.02	0.00	0.18	0.20

Net income (loss) per share	$(0.15)	$(0.28)	$(0.26)	$(0.94)	$(1.64)	$(0.05)	$(0.77)	$0.36	$(0.46)

Weighted average shares outstanding:
Basic	21,474	21,607	21,689	21,785	21,639	22,009	22,121	22,208	22,113

Diluted	21,474	21,607	21,689	21,785	21,639	22,009	22,121	22,486	22,374

(1) Includes stock-based compensation expense, which was allocated as follows:
Cost of revenues	$82	$165	$228	$(64)	$411	$68	$141	$69	$278
Selling, general and administrative	1,658	2,422	1,919	606	6,605	730	1,784	877	3,391
Research and development	510	572	573	175	1,830	311	414	276	1,001

	$2,250	$3,159	$2,720	$717	$8,846	$1,109	$2,339	$1,222	$4,670

MERCURY COMPUTER SYSTEMS, INC.

RECONCILIATION OF FORWARD-LOOKING GUIDANCE RANGE

Quarter ending June 30, 2009

	RANGE
	Earnings From Continuing Operations Per Share - Diluted	Earnings From Continuing Operations Per Share - Diluted
GAAP expectation	$0.04	$0.08
Adjustment to exclude stock-based compensation	0.01	0.01
Adjustment to exclude amortization of acquired intangible assets	0.02	0.02
Adjustment for tax impact	(0.02)	(0.03)

Non-GAAP expectation	$0.05	$0.08